UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Wheels Up Experience Inc.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

601 West 26th Street, Suite 900
New York, New York 10001

SUPPLEMENT NO. 2 TO PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS
MAY 31, 2023

This proxy statement supplement no. 2, dated May 5, 2023 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A filed by Wheels Up Experience  Inc. (“Wheels Up”, “we”, “our” or the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 19, 2023 (as supplemented to date, the “Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of Wheels Up (the “Board”) for the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 31, 2023, at 8:30 a.m., Eastern Time.  This Supplement is being filed with the SEC and made available to stockholders on or about May 5, 2023.

Engagement of Proxy Solicitor
Subsequent to filing the Proxy Statement, the Company engaged Morrow Sodali LLC (“Morrow Sodali”), an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay to Morrow Sodali approximately $20,000, plus associated expenses, for these and related services. In addition, the Company agreed to pay additional fees for each call or telephonic vote received by Morrow Sodali with respect to this engagement.

If you have any questions concerning the Annual Meeting or the Proxy Statement, or need help voting your shares of Wheels Up Common Stock, please contact Morrow Sodali:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free:  (800) 662-5200
Banks and brokers call:  (203) 658-9400
Email:  UP@investor.morrowsodali.com

Expenses and Manner of Solicitation
As noted in the Proxy Statement, Wheels Up will pay for the entire cost of soliciting proxies on behalf of the Board. In addition to mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Important Information
This Supplement should be read in conjunction with the Proxy Statement, which we encourage you to read carefully and in its entirety before making a voting decision.  To the extent that information in this Supplement is different from information contained in the Proxy Statement, the information contained in this Supplement supersedes the information contained in the Proxy Statement.  Any capitalized terms used but not defined herein have the meanings assigned to them in the Proxy Statement.  Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement, as supplemented hereby, and please vote as soon as possible using one of the methods described in the Proxy Statement.

*  —  *  —  *  —  *  —  *
Wheels Up Experience Inc. Supplement No. 2 to Proxy Statement — 2023 Annual Meeting of Stockholders